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                                                                    EXHIBIT 23.2

                 CONSENT OF CACCIAMATTA ACCOUNTANCY CORPORATION

      We hereby consent to the incorporation by reference in this Registration Statement (Form S-8) to be filed on or about October 26, 2004 pertaining to the Halozyme Therapeutics, Inc. 2004 Stock Plan, the Nonstatutory Stock Option Agreement with Andrew Kim and the assumed options issued under the Deliatroph Pharmaceuticals, Inc. Amended and Restated 2001 Stock Plan of our reports dated January 7, 2004, relating to the financial statements of DeliaTroph Pharmaceuticals, Inc., and to the reference to our Firm under the caption "Experts" in the Prospectus, included in its registration statement on Form SB-2 (No. 333-114776), filed with the Securities and Exchange Commission.

                                    /s/ CACCIAMATTA ACCOUNTANCY CORPORATION

Irvine, California
October 26, 2004